Cohu to Sell Video Camera Business and Updates Guidance

POWAY, Calif. – June 4, 2014 — Cohu, Inc. (NASDAQ: COHU) announced today that it has entered into a definitive agreement with Costar Technologies, Inc. (“Costar”) under which Costar, based near Dallas, Texas, will purchase substantially all the assets of Cohu’s Electronics Division. The purchase price is $9.5 million in cash plus up to $0.5 million in contingent consideration. The transaction is subject to customary closing conditions, including a working capital adjustment, and is expected to be completed in June, 2014. Upon closing the transaction, Costar will enter into a three-year lease, subject to certain early termination rights, with Cohu that enables the business to continue to operate at its current location in Poway, California.

The Electronics Division had sales of $15.7 million in 2013. As a result of this transaction, financial results for the Electronics Division will be reported as discontinued operations and Cohu expects to record a pretax gain of approximately $4 million.

James A. Donahue, Cohu’s Chairman, President and Chief Executive Officer, stated: “The Electronics Division has been a proud part of Cohu for many years and I want to thank all employees for their contributions to the company. Combining forces with Costar creates additional scale and greater opportunities for success in the future and enables us to focus on our semiconductor equipment and mobile microwave businesses.”

The company is updating its guidance for the second quarter of 2014 as follows:  Sales of $70 million to $78 million, non-GAAP gross margin and operating expenses of approximately 36% and $22 million. Donahue concluded, “Order momentum in our semiconductor equipment business has continued to build throughout the quarter with broad-based demand across our product lines.”

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning the expected transaction completion date, pretax gain, and second quarter 2014 orders and financial results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, timely satisfaction of the closing conditions and completion of the aforementioned transaction, inventory, goodwill and other intangible asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry, mobile microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106.